Execution Version

VOTING AGREEMENT

          VOTING AGREEMENT, dated as of February 8, 2013 (this "Agreement"), by and between 3SBio Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), Decade Sunshine Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent") and the Shareholders of the Company listed on Schedule A hereto (each, a "Shareholder" and collectively, the "Shareholders"). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

WITNESSETH:

          WHEREAS, Parent, Decade Sunshine Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are concurrently herewith entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the "Merger Agreement"), pursuant to which at the effective time under the Merger Agreement (the "Effective Time"), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the "Merger");

          WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the Shareholder Existing Shares (each such term as hereinafter defined);

          WHEREAS, the Shareholders, pursuant to that certain rollover agreement, dated as of the date hereof, by and among Century Sunshine Limited, a Cayman Islands exempted company ("Holdco"), Parent and the Shareholders (the "Rollover Agreement"), have agreed to contribute their respective Securities (as hereinafter defined) they Beneficially Own to Parent in accordance with the terms of the Rollover Agreement; and

          WHEREAS, as a condition to the willingness of and material inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to vote or cause to be voted all of the Securities (as hereinafter defined) such Shareholder Beneficially Owns and have such Securities cancelled for nil consideration in connection with the Merger and, in each event, in accordance with the terms of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          Section 1.           Certain Definitions. For purposes of this Agreement:

                                       (a)      "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                              (b)      "Company Shares" means the ordinary shares, par value $0.0001 per share, of the Company, and restricted shares and restricted share units that are entitled to vote at the Company Shareholders Meeting.

                              (c)      "Securities" means the Shareholder Existing Shares together with any Company Shares and other securities of the Company which the Shareholder and/or any of its Affiliates acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

                              (d)      "Shareholder Existing Shares" means the Company Shares as set forth on Schedule A hereto (which, for the avoidance of doubt, shall include any restricted shares and restricted share units that are entitled to vote at the Company Shareholders Meeting). In the event of a share dividend or distribution, or any change in the Company Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "Shareholder Existing Shares" will be deemed to refer to and include all such share dividends and distributions and any shares into which or for which any or all of the Shareholder Existing Shares may be changed or exchanged as well as the Shareholder Existing Shares that remain.

          Section 2.           Representations and Warranties of Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to the Company and Parent as follows:

                                        (a)      Ownership of Company Shares. As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns (and will Beneficially Own, unless any Shareholder Existing Shares are transferred pursuant to Section 6(a) hereof) the Shareholder Existing Shares set forth opposite such Shareholder's name on Schedule A. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shareholder Existing Shares set forth opposite such Shareholder's name on Schedule A, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his or her Affiliates Beneficially Owns any Securities other than the Company Shares set forth opposite such Shareholder's name on Schedule A. None of the Shareholder Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the transfer of any Shareholder Existing Shares or would affect in any way the ability of such Shareholder to perform his or her obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

                                        (b)      Authority. Such Shareholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he or she Beneficially Owns and the full authority to vote, transfer and hold all the Securities he or she Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.

                                        (c)      Power; Binding Agreement. Such Shareholder has the legal capacity and authority to enter into this Agreement and to perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                                        (d)      No Conflicts. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or results in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which the Securities of such Shareholder is bound or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement or the performance by such Shareholder of the obligations hereunder.

                                        (e)      No Encumbrance. Except as permitted by this Agreement, such Shareholder Existing Shares are now and at all times during the term hereof will be, and the Securities will be, held by such Shareholder, free and clear of all liens, proxies, powers of attorney, voting trusts and voting agreements and arrangements (collectively, "liens"), except for any such liens arising hereunder, under applicable federal and state securities laws or under the Rollover Agreement.

                                        (f)      No Litigation. There is no Proceeding outstanding, pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder or the Securities of such Shareholder at law or in equity before or by any Governmental Entity or any other person that could reasonably be expected to impair the ability of such Shareholder to perform his or her obligations hereunder on a timely basis.

                                        (g)      Opportunity to Review; Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his or her own choosing. Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Shareholder's representations, warranties and covenants hereunder.

          Section 3.           Representations and Warranties of the Company and Parent.

                                        (a)      The Company hereby represents and warrants to Parent and each Shareholder that:

                                                  (i)      Power; Binding Agreement. The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

                                                  (ii)      No Conflicts. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of any of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the Memorandum and Articles of Association of the Company, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to the Company or any of its properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not have, individually or in the aggregate, a Company Material Adverse Effect.

                                        (b)      Parent hereby represents and warrants to the Company and each Shareholder that:

                                                  (i)       Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

                                                  (ii)      No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the Memorandum and Articles of Association of Parent, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 4.           Disclosure. Unless required by law or legal process, each Shareholder shall not, and shall cause his or her Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent or the Company of such Shareholder's identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company (including the Independent Committee) reasonably determines in its good faith judgment is required to be disclosed by law (including the rules and regulations of the U.S. Securities and Exchange Commission) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent and the Company any information it may reasonably request for the preparation of any such documents.

          Section 5.           Additional Securities. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Shareholder after the date hereof.

          Section 6.           Transfer and Other Restrictions. Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his or her Affiliates not to, directly or indirectly:

                                        (a)      except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, "transfer"), any or all of the Securities he or she Beneficially Owns or any interest therein, (i) except as provided in Section 7 hereof or (ii) unless each Person to which any of such Securities he or she Beneficially Owns (or any interest in any of such Securities) is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

                                        (b)      grant any proxy or power of attorney with respect to any of the Securities he or she Beneficially Owns, or deposit any of the Securities he or she Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

                                        (c)      take any other action that would prevent or materially impair such Shareholder from performing any of his or her obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by such Shareholder of any of his or her obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any other Shareholder of his or her obligations under this Agreement.

Any purported transfer in violation of this Section 6 shall be null and void.

          Section 7.           Voting of the Company Shares. Each Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Shares, however called, each Shareholder and each of his or her Affiliates that acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities (i) in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) in favor of any matters necessary for the consummation of the transactions contemplated by the Merger Agreement, (iii) against the approval of any Acquisition Proposal or the approval of any other action contemplated by an Acquisition Proposal, (iv) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the transaction contemplated thereby and (v) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement.

          Section 8.           Cancellation of the Company Shares. Each Shareholder hereby irrevocably and unconditionally agrees that, subject to the terms and conditions set forth herein and in the Merger Agreement, the Securities shall be cancelled for nil consideration in connection with the Merger.

          Section 9.           Proxy Card. Each Shareholder hereby irrevocably appoints Parent and any designee thereof as his or her proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with Section 7 at any annual or special meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder's Securities, if any, are not irrevocable and such Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder's Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

                              Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 9 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and is intended to be irrevocable prior to the termination of this Agreement in accordance with its terms. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder's Securities in accordance with Section 7 above.

          Section 10.          Termination. This Agreement shall terminate on the earliest to occur of: (a) termination of the Merger Agreement in accordance with its terms, (b) delivery of a written agreement of Parent and the Company (at the direction of the Independent Committee) to terminate this Agreement and (c) the Effective Time; provided, that the provisions set forth in Section 4 and Section 11 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

          Section 11.          Miscellaneous.

                                        (a)      Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

                                        (b)      Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party, and each party's respective heirs, beneficiaries, executors, representatives, successors and assigns.

                                        (c)      Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by (i) each Shareholder, (ii) the Company, but only upon the approval of the Independent Committee, and (iii) Parent.

                                        (d)      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incident of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Shareholder and his or her respective Affiliates, if any.

                                        (e)      Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to "party" or "parties" in this Agreement means each Shareholder, the Company and Parent. References to "US dollar," "dollars," "US$ " or "$ " in this Agreement are to the lawful currency of the United States of America.

                                        (f)      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)      if to a Shareholder, to such Shareholder in accordance with the contact information set forth next to such Shareholder's name on Schedule A, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:          Peter X. Huang
Facsimile:          +86 10 6535 5577
E-mail:                Peter.Huang@skadden.com

          (ii)      if to Parent, to:

Decade Sunshine Limited
c/o 3SBio, Inc.
Tower B-13, Grand Place
5 Huizhong Road
Chaoyang District
Beijing, China 100101
Attention:          Dr. Jing Lou
Facsimile:          +86 10 8489 2951 Ext 119
E-mail:                loujing@3sbio.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue

Beijing 100004, PRC
Attention:         Peter X. Huang
Facsimile:         +86 10 6535 5577
E-mail:                Peter.Huang@skadden.com

(iii)     if to the Company, to:

3SBio Inc.
No. 3 A1, Road 10
Econ. & Tech. Development Zone
Shenyang 110027, P.R. China
Attention:         Ms. Yanli Liu
Facsimile:         +86-24-2581-1821 Ext 119
Email:                lyl@3sbio.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Twin Towers West (23/F)
Jianguomenwai Da Jie
Chaoyang District, Beijing, P. R. China
Attention:         Ling Huang and W. Clayton Johnson
Facsimile:         (852) 2160-1087
Email:                lhuang@cgsh.com and cjohnson@cgsh.com

                                        (g)      Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                                        (h)      Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

                                        (i)      No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 11.

                                        (j)      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

                                        (k)      Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

                                        (l)      Jurisdiction. The parties agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that such party may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

                                        (m)      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                                        (n)      Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                        (o)      Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile or ..pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform his or her obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signatures appear on following page.]

          IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

3SBio Inc.

By: /s/ Tianruo (Robert) Pu
Name: Tianruo (Robert) Pu
Title: Director and Chairman of the
Independent Committee

Voting Agreement
Signature Page

Decade Sunshine Limited

By: /s/ Jing Lou
Name: Dr. Jing Lou
Title: Director

Dr. Jing Lou
/s/ Jing Lou

Dan Lou
/s/ Dan Lou

Bin Huang
/s/ Bin Huang

Dongmei Su
/s/ Dongmei Su

Ming Hu
/s/ Ming Hu

Jiaoe Zhang
/s/ Jiaoe Zhang

Ke Li
/s/ Ke Li

Qingjie Zhang
/s/ Qingjie Zhang

Bo Tan
/s/ Bo Tan

Deyu Kong
/s/ Deyu Kong

Thomas Folinsbee
/s/ Thomas Folinsbee

Fei You
/s/ Fei You

Hui Ding
/s/ Hui Ding

Yongfu Chen
/s/ Yongfu Chen

Zhonghua Zhang
/s/ Zhonghua Zhang